Exhibit 3.10

[SEAL]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100966506-05 Filing Date and Time 12/23/2010 7:35 AM Entity # E0227302005-8

Certificate of Amendment
(PURSUANT TO NRS 78.385 AND 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1.    Name of corporation:   Concierge Technologies, Inc.

2.   The articles have been amended as follows: (provide article numbers, if available) Article 3 (Shares):

       The total number of shares of common stock that the corporation is authorized to issue is nine hundred million (900,000,000) shares of common stock, with a par value of $0.001. The total number of preferred stock which the corporation is authorized to issue is fifty million (50,000,000) shares of preferred stock, with a par value of $0.001.

       The preferred stock may be issued in series. The board of directors is authorized to determine the designation of each series of preferred stock, to fix the number of shares of each series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series, and to increase the number of shares of any series subsequent to the issue of shares of such series.

3.   The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  50.06%

4.   Effective date of -filing: (optional):_____________________________________________________________________
                                                                      (must not be later than 90 days after the certificate is filed)

5.   Signature:

/s/ David W. Neibert
David W. Neibert,
President